Exhibit 99.1

Contact:

Stephanie Ascher, Stern Investor Relations, Inc., (212) 362-1200, stephanie@sternir.com

NEWS RELEASE

Endocyte Nominates Dawn Svoronos for Election to Its Board of Directors and Announces Other Board Developments

–Dawn Svoronos, Former President of Merck’s Europe/Canada Region, Brings Significant Commercial Leadership and Board Experience  –

West Lafayette, Ind., Mar. 15, 2018  (GLOBE NEWSWIRE)  –  Endocyte, Inc. (NASDAQ Global Market:ECYT), a biopharmaceutical company developing targeted therapeutics for personalized cancer treatment, today announced the nomination of Dawn Svoronos for election to its Board of Directors at the upcoming annual stockholders meeting.

“We are excited to have Dawn stand for election to join our Board of Directors,” said Mike Sherman, president and CEO of Endocyte. “She has an outstanding track record of leadership at Merck and significant experience as a Board Director at several life science companies. Her success in global commercial leadership roles will be particularly valuable as we prepare for potential commercialization of 177Lu-PSMA-617.”

Ms. Svoronos has more than 30 years of experience in the pharmaceutical industry, including her tenure as President of Merck & Company's Europe/Canada region. Additionally, her previously held positions with Merck include President of Merck in Canada, Vice President of Asia Pacific and Vice President of Global Marketing for the Arthritis, Analgesics and Osteoporosis franchise. Ms. Svoronos previously served on the board of Medivation Inc., where she also acted as interim Chief Commercial Officer as the company successfully marketed Xtandi® in advanced prostate cancer. She is currently Chair of the Board of Directors for Theratechnologies, Inc. and is a member of the Board of Directors at Xenon Pharmaceuticals, Inc., PTC Therapeutics, Inc., and AgNovos Healthcare Company.

Board Succession Process

Following the successful repositioning of the company through the recent in-license of global rights to PSMA-617 and the anticipated initiation of a Phase 3 registration trial, the Board’s Nominating and Corporate Governance Committee has been conducting a succession planning review of the Board’s composition and tenure, including discussions with Board members about their individual plans. As part of that process, three of Endocyte’s current directors, Keith E. Brauer, Ann F. Hanham and Peter D. Meldrum, each of whom are members of Class II of the Board and whose current term expires at the Company’s 2018 annual meeting of stockholders, informed the Committee that in support of Board succession plans, they would not stand for re-election at the 2018 annual meeting.  Patrick Machado, a current Class II director, and Dawn Svoronos will stand for election in this class, along with Dr. Lesley Russell, currently a Class I director.  Subject to her election as a Class II director, Dr. Russell will resign as a Class I director in order to balance the company’s three director classes.

“I would like to thank Pete, Ann and Keith for their outstanding service to our Board and playing important roles on Board committees,” said John Aplin, Chairman of the Board. “Their leadership has been instrumental in positioning the company with exciting programs in the fields of radioligand and adaptor-controlled CAR T-cell therapies. Their support in this Board transition will facilitate our ongoing efforts to ensure Endocyte’s Board brings fresh perspectives and capabilities that align with our preparation for potential commercial opportunities.”

Website Information

Endocyte routinely posts important information for investors on its website,  www.endocyte.com, in the “Investors & News” section. Endocyte uses this website as a means of disclosing material information in compliance with its disclosure obligations under Regulation FD. Accordingly, investors should monitor the “Investors & News” section of Endocyte’s website, in addition to following its press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, Endocyte’s website is not incorporated by reference into, and is not a part of, this document.

About Endocyte

Endocyte is a biopharmaceutical company and leader in developing targeted therapies for the personalized treatment of cancer. The company's drug conjugation technology targets therapeutics and companion imaging agents specifically to the site of diseased cells. Endocyte's lead program is a prostate specific membrane antigen (PSMA)-targeted radioligand therapy, 177Lu-PSMA-617, entering phase 3 for metastatic castration resistant prostate cancer (mCRPC). Endocyte is also advancing its adaptor-controlled CAR T-cell therapy into the clinic in 2018, where it will be studied in osteosarcoma. For additional information, please visit Endocyte's website at www.endocyte.com.

Forward Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the company's future development plans including those relating to the completion of pre-clinical development in preparation for possible future clinical trials, the anticipated initiation of a registration trial, and preparation for potential commercialization. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks that the company or independent investigators may experience delays in the initiation or completion of clinical trials (whether caused by competition, adverse events, patient enrollment rates, shortage of clinical trial materials, regulatory issues or other factors); risks that data from prior clinical trials may not be indicative of subsequent clinical trial results; risks related to the safety and efficacy of the company’s product candidates; risks that early stage pre-clinical data may not be indicative of subsequent data when expanded to additional pre-clinical models or to subsequent clinical data; risks that evolving competitive activity and intellectual property landscape may impair the company's ability to capture value for the technology; risks that expectations and estimates turn out to be incorrect, including estimates of the potential markets for the company’s product candidates, estimates of the capacity of manufacturing and other facilities required to support its product candidates, projected cash needs, and expected future revenues, operations, expenditures and cash position. More information about the risks and uncertainties faced by Endocyte, Inc. is contained in the company’s periodic reports filed with the Securities and Exchange Commission. Endocyte, Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.